Exhibit 2.0
Execution Version
SEPARATION AND DISTRIBUTION AGREEMENT
by and between
THE E. W. SCRIPPS COMPANY
and
SCRIPPS NETWORKS INTERACTIVE, INC.
Dated as of June 12, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

SECTION 10.11.	Interpretation; Conflict With Ancillary Agreements	39
SECTION 10.12.	Severability	39

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Exhibits

Amended and Restated Articles of Incorporation of SNI	Exhibit A
Amended and Restated Code of Regulations of SNI	Exhibit B
Form of Employee Matters Agreement	Exhibit C
Form of Software License Agreement	Exhibit D
Form of Tax Allocation Agreement	Exhibit E
Form of Trademark License Agreement	Exhibit F
Form of Transition Services Agreement	Exhibit G
Schedules

EWS Subsidiaries	Schedule 1.01(a)
Exclusive EWS Contingent Loss	Schedule 1.01(b)
Exclusive EWS Contingent Recovery	Schedule 1.01(c)
Exclusive SNI Contingent Loss	Schedule 1.01(d)
Exclusive SNI Contingent Recovery	Schedule 1.01(e)
Shared Contingent Loss	Schedule 1.01(f)
Shared Contingent Recovery	Schedule 1.01(g)
SNI Subsidiaries	Schedule 1.01(h)
SNI Cash Distribution to EWS	Schedule 2.03(b)
SNI Statements in Proxy Statement	Schedule 4.02(d)
EWS Statements in SNI Information Statement	Schedule 4.03(e)
EWS Assigned Agreements	Schedule 5.01(c)(i)
SNI Assigned Agreements	Schedule 5.01(c)(ii)
Surviving EWS Group and SNI Group Agreements	Schedule 5.01(d)
Mixed Contracts	Schedule 5.01(f)
Actions for Contingent Claim Committee	Schedule 6.05(b)

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SEPARATION AND DISTRIBUTION AGREEMENT
     THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 12, 2008, by and between The E. W. Scripps Company, an Ohio corporation (“EWS”), and Scripps Networks Interactive, Inc., an Ohio corporation and an indirect subsidiary of EWS (“SNI”, and, together with EWS, each, a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement are defined as set forth in Section 1.01.
RECITALS
     WHEREAS, the Board of Directors of EWS has determined that it is in the best interests of EWS to separate the SNI Business and the EWS Business into two independent public companies (the “Separation”), on the terms and subject to the conditions set forth in this Agreement, in order to separate businesses with differing strategic directions, eliminate existing constraints regarding capital allocation, concentrate management focus, allow more tailored management incentives, and accommodate differing shareholder bases;
     WHEREAS, to effect the Separation, EWS intends to consummate, and cause to be consummated, the Pre-Distribution Transactions;
     WHEREAS, to further effect the Separation, the Parties intend that SNI shall own, hold and possess all SNI Assets and EWS shall own, hold and possess all EWS Assets;
     WHEREAS, to further effect the Separation, SNI intends that the applicable members of the SNI Group will indemnify the EWS Group with respect to all SNI Liabilities and EWS intends that the applicable members of the EWS Group will indemnify the SNI Group with respect to all EWS Liabilities;
     WHEREAS, to further effect the Separation, EWS intends, on the terms and subject to the conditions set forth in this Agreement, to distribute on a pro rata basis to the holders of the issued and outstanding Class A Common Shares, par value $0.01 per share, of EWS (the “EWS Class A Common Shares”) and Common Voting Shares, par value $0.01 per share, of EWS (the “EWS Common Voting Shares” and, together with the EWS Class A Common Shares, the “EWS Common Shares”), all of the issued and outstanding Class A Common Shares, par value $0.01 per share, of SNI (the “SNI Class A Common Shares”) and Common Voting Shares, par value $0.01 per share, of SNI (the “SNI Common Voting Shares” and, together with the SNI Class A Common Shares, the “SNI Common Shares”) beneficially owned by EWS (the “Distribution”);
     WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, the Separation, including each of the Pre-Distribution Transactions and the Distribution, shall qualify as transactions that are generally tax-free within the meaning of Section 355 (and other related provisions) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Board of Directors of EWS has (i) determined that the Separation transactions contemplated by this Agreement, including the Pre-Distribution Transactions and the Distribution, and the Ancillary Agreements are in furtherance of and consistent with its business strategy and are in the best interests of EWS and (ii) approved this Agreement and each of the Ancillary Agreements; and
     WHEREAS, the Parties have mutually determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, including the Pre-Distribution Transactions and the Distribution, and certain other agreements that will govern certain matters relating to the Separation transactions and the relationship of EWS and SNI and their respective Group members following the Separation.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Agreement” has the meaning assigned to such term in the Preamble hereto.
     “Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of SNI substantially in the form of Exhibit A hereto, with such changes as may be agreed to by the Parties.
     “Amended and Restated Code of Regulations” means the Amended and Restated Code of Regulations of SNI substantially in the form of Exhibit B hereto, with such changes as may be agreed to by the Parties.
     “Ancillary Agreements” means the Employee Matters Agreement, the Trademark License Agreement, the Transition Services Agreement, the Tax Allocation Agreement, the Software License Agreement and the Retransmission Agreement.
     “Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
     “Balance Sheet” means the unaudited interim consolidated balance sheet of EWS and its Subsidiaries, including notes thereto, as of March 31, 2008.
     “Business” means the SNI Business or the EWS Business, as the context requires.
     “Code” has the meaning assigned to such term in the Recitals hereto.

     “Consents” means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.
     “Contingent Claim Committee” has the meaning assigned to such term in Section 6.05(a).
     “Contingent Loss” means any Liability, other than Liabilities governed by the Tax Allocation Agreement or the Employee Matters Agreement, of EWS, SNI, or any of their respective Affiliates, whenever arising, to any Person unless that Person has been released or the Liability to that Person is intended to be released under Article IV, if and to the extent that:
     (i) such Liability was actionable as of the Effective Time (based on then existing Law); and
     (ii) the existence or scope of the obligation of EWS, SNI, or any of their respective Affiliates as of the Effective Time with respect to such Liability was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Time or as a result of the failure of such Liability to have been discovered or asserted as of the Effective Time (it being understood that the existence of any Action pending, threatened or contemplated or other reserve for accounting purposes as of the Effective Time with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).
     For purposes of this definition of “Contingent Loss,” “actionable” shall mean that all of the elements necessary for the assertion of a claim with respect to such matter shall have occurred on or prior to the Effective Time, such that the claim, had it been asserted in an Action on or prior to the Effective Time, would not be dismissed by a court for lack of ripeness or similar grounds.
     The Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Time shall be deemed to be a Contingent Loss.
     Notwithstanding the foregoing, no reversal of any litigation or other accrual for accounting purposes shall be deemed to be a Contingent Loss.
     “Contingent Recovery” means any claim or other right, other than claims or rights governed by the Tax Allocation Agreement or the Employee Matters Agreement, of EWS, SNI or any of their respective Affiliates, whenever arising, against any Person other than a Person released or intended to be released from a claim or other right under Article IV and to the extent that:
     (i) such claim or other right was actionable as of the Effective Time (based on then existing Law); and
     (ii) the existence or scope of the obligation of such other Person as of the Effective Time with respect to such claim or other right was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Time or as a result of the failure of such claim or other right to have been discovered or asserted as of the Effective Time (it being understood that the existence of any pending, threatened or contemplated Action (or any contingent Asset reflected in the consolidated financial statements in accordance with generally accepted accounting principles as applied in the U.S.) as of the Effective Time with respect to any claim or other right shall not be sufficient for such claim or other right to be considered acknowledged, fixed or determined).

     For purposes of this definition of “Contingent Recovery,” “actionable” shall mean that all of the elements necessary for the assertion of a claim with respect to such matter shall have occurred on or prior to the Effective Time, such that the claim, had it been asserted in an Action on or prior to the Effective Time, would not be dismissed by a court for lack of ripeness or similar grounds.
     The Parties agree that no claim or other right relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Time shall be deemed to be a Contingent Recovery.
     Notwithstanding the foregoing, no reversal of any litigation or other reserve for accounting purposes shall be deemed to be a Contingent Recovery.
     “Contract” means any agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).
     “Copyrights” has the meaning assigned to such term in the definition of Intellectual Property.
     “Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 5.01(b).
     “Determination Request” means a written request made to the Contingent Claim Committee, pursuant to Section 6.05(b), for a determination as to whether a Third Party Claim specified in such request constitutes a Shared Contingent Loss.
     “Distribution” has the meaning assigned to such term in the Recitals hereto.
     “Distribution Agent” means BNY Mellon Shareowner Services.
     “Distribution Agent Agreement” has the meaning assigned to such term in Section 3.01(b).
     “Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of EWS in its sole and absolute discretion.
     “Effective Time” means the time at which the Distribution occurs on the Distribution Date.
     “Employee Matters Agreement” means the employee matters agreement to be entered into by and between EWS and SNI, substantially in the form of Exhibit C hereto, with such changes as may be agreed to by the Parties.
     “EWS” has the meaning assigned to such term in the Preamble hereto.
     “EWS Assets” means all of the Assets used or held for use in the conduct and operation of the EWS Business, without duplication:
     (i) all outstanding shares of all classes of capital stock or other equity interests of any Person owned (either of record or beneficially) by any member of the EWS Group, as of the Effective Time;
     (ii) all Assets included on the Balance Sheet to the extent such Assets would have been included as Assets on a consolidated balance sheet of the EWS Group, and the notes thereto,

as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;
     (iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of the EWS Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;
     (iv) all Assets assigned, conveyed, licensed or transferred to any member of the EWS Group pursuant to this Agreement or the Ancillary Agreements;
     (v) any Exclusive EWS Contingent Recovery or any Shared EWS Percentage of a Shared Contingent Recovery;
     (vi) all right, title and interest of any member of the EWS Group in any Mixed Contracts and any Mixed Accounts;
     (vii) all Delayed Transfer Assets of any member of the EWS Group; and
     (viii) all other Assets held by any member of the EWS Group which are not Delayed Transfer Assets of any member of the SNI Group.
     “EWS Business” means all businesses and operations conducted by the EWS Group from time to time, whether prior to, at or after the Effective Time, other than the SNI Business.
     “EWS Class A Common Shares” has the meaning assigned to such term in the Recitals hereto.
     “EWS Common Shares” has the meaning assigned to such term in the Recitals hereto.
     “EWS Common Voting Shares” has the meaning assigned to such term in the Recitals hereto.
     “EWS Group” means, as of the Effective Time, EWS and each of its Subsidiaries, including those Subsidiaries set forth on Schedule 1.01(a), and any corporation or entity that may become part of such Group from time to time thereafter. The EWS Group shall not include any member of the SNI Group.
     “EWS Indemnified Parties” has the meaning assigned to such term in Section 4.02.
     “EWS Liabilities” means, without duplication:
     (i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included as Liabilities on a consolidated balance sheet of the EWS Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;
     (ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of the EWS Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;
     (iii) all Liabilities assumed by any member of the EWS Group pursuant to this Agreement or the Ancillary Agreements;

     (iv) any Exclusive EWS Contingent Loss or any Shared EWS Percentage of a Shared Contingent Loss;
     (v) all Delayed Transfer Liabilities of any member of the EWS Group;
     (vi) all Liabilities of any member of the EWS Group which are not Delayed Transfer Liabilities of any member of the SNI Group; and
     (vii) all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from any EWS Asset or the EWS Business.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Exclusive EWS Contingent Loss” means any Contingent Loss if such Contingent Loss exclusively relates to the EWS Business, including the matters listed or described on Schedule 1.01(b), or if such Contingent Loss is expressly assigned to EWS pursuant to this Agreement or any Ancillary Agreement.
     “Exclusive EWS Contingent Recovery” means any Contingent Recovery if such Contingent Recovery exclusively relates to the EWS Business, including the matters listed or described on Schedule 1.01(c), or if such Contingent Recovery is expressly assigned to EWS pursuant to this Agreement or any Ancillary Agreement.
     “Exclusive SNI Contingent Loss” means any Contingent Loss if such Contingent Loss exclusively relates to the SNI Business, including the matters listed or described on Schedule 1.01(d), or if such Contingent Loss is expressly assigned to SNI pursuant to this Agreement or any Ancillary Agreement.
     “Exclusive SNI Contingent Recovery” means any Contingent Recovery if such Contingent Recovery exclusively relates to the SNI Business, including the matters listed or described on Schedule 1.01(e), or if such Contingent Recovery is expressly assigned to SNI pursuant to this Agreement or any Ancillary Agreement.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.
     “Group” means the EWS Group or the SNI Group, as the context requires.
     “Indemnified Party” has the meaning assigned to such term in Section 4.03.
     “Indemnifying Party” means SNI, for any indemnification obligation arising under Section 4.02, and EWS, for any indemnification obligation arising under Section 4.03.
     “Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other technical, financial, legal, employee or business information or data.
     “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, trade names and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); (iii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) writings and other works of authorship (“Copyrights”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (vi) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vii) domain names and uniform resource locators; (viii) moral rights; (ix) privacy and publicity rights; (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.
     “Inter-Group Indebtedness” means, as of the Effective Time, any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the EWS Group and a member of the SNI Group; provided, that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable of the foregoing that may arise or become fixed after the Effective Time pursuant to this Agreement, the Ancillary Agreements or any other agreements between any member of the EWS Group and any member of the SNI Group.
     “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.
     “Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators and costs related thereto or to the investigation or defense thereof.

     “Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.
     “Mixed Account” has the meaning assigned to such term in Section 5.01(f)(ii).
     “Mixed Contract” has the meaning assigned to such term in Section 5.01(f)(i).
     “NYSE” means the New York Stock Exchange, Inc.
     “Parties” has the meaning assigned to such term in the Preamble hereto.
     “Patents” has the meaning assigned to such term in the definition of Intellectual Property.
     “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
     “Pre-Distribution Transactions” has the meaning assigned to such term in Section 2.04.
     “Proxy Statement” means the definitive proxy statement sent to holders of EWS Common Voting Shares soliciting their vote on the Separation and to the holders of EWS Common Shares with respect to dissenter’s rights, which shall include a copy of the SNI Information Statement and a definitive information statement of EWS.
     “Record Date” means the date to be determined by the Board of Directors of EWS as the record date for determining shareholders of EWS entitled to receive SNI Common Shares pursuant to the Distribution.
     “Registration Statement” means the Registration Statement on Form 10 of SNI as declared effective by the SEC relating to the registration under the Exchange Act of SNI Class A Common Shares, including any post-effective amendments thereto and all exhibits (including the SNI Information Statement) and other documents incorporated therein by reference.
     “Related Claims” means a claim or claims against an EWS insurance policy made by each of EWS or its insured parties, on the one hand, and SNI or its insured parties, on the other hand, or a claimant who is a Third Party filed in connection with Losses suffered by each of EWS or its insured parties and SNI or its insured parties arising out of the same underlying transaction, transactions, event or events.
     “Residuals” has the meaning assigned to such term in Section 7.08(d)(iii).
     “Retransmission Agreement” means the retransmission agreement to be entered into by and between EWS and SNI.
     “SEC” means the United States Securities and Exchange Commission.
     “Separated Employee” has the meaning assigned to such term in Section 5.01(g).

     “Separation” has the meaning assigned to such term in the Recitals hereto.
     “Shared Contingent Loss” means, without duplication, any Contingent Loss that is not an Exclusive EWS Contingent Loss or an Exclusive SNI Contingent Loss and shared between the Groups, including the matters listed or described on Schedule 1.01(f).
     “Shared Contingent Recovery” means, without duplication, any Contingent Recovery that is not an Exclusive EWS Contingent Recovery or an Exclusive SNI Contingent Recovery and shared between the Groups, including the matters listed or described on Schedule 1.01(g).
     “Shared EWS Percentage” means the proportion of the Shared Contingent Recovery or the Shared Contingent Loss, as applicable, that relates to the EWS Business.
     “Shared Percentage” means the Shared EWS Percentage or the Shared SNI Percentage, as the case may be.
     “Shared SNI Percentage” means the proportion of the Shared Contingent Recovery or the Shared Contingent Loss, as applicable, that relates to the SNI Business.
     “SHBC” means Scripps Howard Broadcasting Company, an Ohio corporation.
     “SNI” has the meaning assigned to such term in the Preamble hereto.
     “SNI Assets” means all of the Assets used or held for use in the conduct and operation of the SNI Business, without duplication:
     (i) all outstanding shares of all classes of capital stock or other equity interests of any Person owned (either of record or beneficially) by any member of the SNI Group, as of the Effective Time;
     (ii) all Assets included on the Balance Sheet to the extent such Assets would have been included as Assets on a consolidated balance sheet of the SNI Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;
     (iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of the SNI Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;
     (iv) all Assets contributed to SNI in connection with the Pre-Distribution Transactions;
     (v) all Assets assigned, conveyed, licensed or transferred to any member of the SNI Group pursuant to this Agreement or the Ancillary Agreements;
     (vi) all right, title and interest of any member of the SNI Group in any Mixed Contracts and any Mixed Accounts;
     (vii) any Exclusive SNI Contingent Recovery or any Shared SNI Percentage of a Shared Contingent Recovery;

     (viii) all claims of any member of the SNI Group against insurance policies of EWS as set forth in Section 5.06;
     (ix) all Delayed Transfer Assets of any member of the SNI Group; and
     (x) all other Assets held by any member of the SNI Group which are not Delayed Transfer Assets of any member of the EWS Group.
     “SNI Business” means all businesses and operations conducted by the SNI Group from time to time, whether prior to, at or after the Effective Time, including the businesses and operations conducted by the SNI Group as more fully described in the SNI Information Statement and excluding the EWS Business.
     “SNI Class A Common Shares” has the meaning assigned to such term in the Recitals hereto.
     “SNI Common Shares” has the meaning assigned to such term in the Recitals hereto.
     “SNI Common Voting Shares” has the meaning assigned to such term in the Recitals hereto.
     “SNI Group” means, as of the Effective Time, SNI and each of its Subsidiaries, including those Subsidiaries set forth on Schedule 1.01(h), and any corporation or entity that may become part of such Group from time to time thereafter. The SNI Group shall not include any member of the EWS Group.
     “SNI Indemnified Parties” has the meaning assigned to such term in Section 4.03.
     “SNI Information Statement” means the definitive information statement distributed to holders of EWS Common Shares in connection with the Distribution and filed with the SEC as Exhibit 99.1 to the Registration Statement or as an exhibit to a Form 8-K of SNI.
     “SNI Liabilities” means, without duplication:
     (i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included as Liabilities on a consolidated balance sheet of the SNI Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;
     (ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of the SNI Group, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;
     (iii) all Liabilities assumed by any member of the SNI Group pursuant to the Pre-Distribution Transactions, this Agreement or the Ancillary Agreements;
     (iv) all Delayed Transfer Liabilities of any member of the SNI Group;
     (v) all Liabilities of any member of the SNI Group which are not Delayed Transfer Liabilities of any member of the EWS Group;
     (vi) any Exclusive SNI Contingent Loss or any Shared SNI Percentage of a Shared Contingent Loss; and

     (vii) all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from any SNI Asset or the SNI Business.
     “Software” has the meaning assigned to such term in the definition of Intellectual Property.
     “Software License Agreement” means the software license agreement to be entered into by and between EWS and SNI, substantially in the form of Exhibit D hereto, with such changes as may be agreed to by the Parties.
     “SOX” means the Sarbanes-Oxley Act of 2002, as amended from time to time.
     “Subsidiary” means, with respect to any specified Person, any other Person of which the specified Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and, solely for purposes of determining whether an entity is within the EWS Group or the SNI Group, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Tax” shall have the meaning set forth in the Tax Allocation Agreement.
     “Tax Allocation Agreement” means the tax allocation agreement to be entered into by and between EWS and SNI, substantially in the form attached hereto as Exhibit E, with such changes as may be agreed to by the Parties.
     “Third-Party Claim” has the meaning assigned to such term in Section 4.05(a).
     “Trade Secrets” has the meaning assigned to such term in the definition of Intellectual Property.
     “Trademark License Agreement” means the trademark license agreement to be entered into between EWS and SNI, substantially in the form attached hereto as Exhibit F, with such changes as may be agreed to by the Parties.
     “Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.
     “Transition Services Agreement” means the transition services agreement to be entered into by and between EWS and SNI, substantially in the form attached hereto as Exhibit G, with such changes as may be agreed to by the Parties.
     “Unrelated Claims” means a claim or claims against a particular EWS insurance policy made by EWS or its insured parties, on the one hand, or SNI or its insured parties, on the other hand, or a claimant is a Third Party, filed in connection with Losses suffered by EWS or its insured parties, or SNI or its insured parties, as the case may be, arising out of unrelated and separate transactions or events.
     SECTION 1.02. General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
PRE-DISTRIBUTION TRANSACTIONS
     SECTION 2.01. Contribution to SNI by SHBC. On or prior to the Distribution Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.04, prior to the distribution contemplated by Section 2.02, SHBC, as the sole shareholder of SNI, will contribute to the capital of SNI all of the issued and outstanding shares of capital stock of Scripps Shop at Home, Inc., all of which are owned of record and beneficially by SHBC, and the partnership interest of Cable Program Management Co., G.P. which is owned by SHBC.
     SECTION 2.02. Distribution to EWS by SHBC. On or prior to the Distribution Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.04, after the contribution contemplated by Section 2.01 and prior to the contribution contemplated by Section 2.03, SHBC will distribute to EWS, as the sole shareholder of SHBC, all of the issued and outstanding shares of capital stock of SNI, all of which are owned of record and beneficially by SHBC.
     SECTION 2.03. Contribution to SNI by EWS; Distribution to EWS by SNI; Assumption by SNI. On or prior to the Distribution Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.04, after the distribution contemplated by Section 2.02 and prior to the Distribution contemplated by Section 3.02: (a) EWS will contribute to the capital of SNI of (i) all of the issued and outstanding shares of capital stock of Shopzilla, Inc., all of which are owned of record and beneficially by EWS, (ii) all of the issued and outstanding shares of capital stock of Ulysses UK, Inc., all of which are owned of record and beneficially by EWS, and (iii) the entire membership interest of uSwitch, LLC, all of which is owned of record and beneficially by EWS; and (b) SNI will distribute to EWS, as the sole shareholder of SNI, cash in the amount set forth on Schedule 2.03(b) for use by EWS to pay certain Liabilities owing to its creditors and SNI will assume certain Liabilities of EWS pursuant to the Employee Matters Agreement.
     SECTION 2.04. Conditions Precedent to Consummation of Pre-Distribution Transactions. The obligation of EWS to consummate or cause the consummation of each of the transactions contemplated by Sections 2.01, 2.02 and 2.03 (collectively, the “Pre-Distribution Transactions”) is subject to the prior or simultaneous satisfaction of each of the following conditions:
          (a) final approval of the Pre-Distribution Transactions shall have been given by the Board of Directors of EWS in its sole and absolute discretion;
          (b) solely with respect to the transactions contemplated by Section 2.02, the transactions contemplated by Section 2.01 shall have been consummated;
          (c) solely with respect to the transactions contemplated by Section 2.03, the transactions contemplated by Section 2.01 and Section 2.02 shall have been successively consummated as contemplated thereby; and

          (d) each of the conditions precedent to the consummation of the Distribution set forth in Section 3.03 (other than Section 3.03(j)) shall have been satisfied or waived as set forth in Section 3.03.
Each of the foregoing conditions is for the sole benefit of EWS and it may, in its sole and absolute discretion, determine the satisfaction or non-satisfaction of such conditions and, upon authorization of the EWS Board in its sole and absolute discretion, waive, in whole or in part, any of the conditions set forth in clauses (a), (b) and (c). Any such determination made by EWS prior to the Distribution concerning the satisfaction or full or partial waiver of any or all of the conditions set forth in this Section 2.04 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.
ARTICLE III
THE DISTRIBUTION
     SECTION 3.01. Actions Prior to the Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.01 shall be taken prior to the Distribution Date.
          (a) The Board of Directors of EWS shall establish the Distribution Date and any appropriate procedures in connection with the Distribution. EWS and SNI shall use commercially reasonable efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement and the SNI Information Statement, (ii) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective until the Effective Time and (iii) mail, after effectiveness of the Registration Statement and on or after the Record Date, and in any event prior to the Distribution Date, to the holders of EWS Common Shares as of the Record Date, the SNI Information Statement and the Proxy Statement.
          (b) EWS shall enter into a distribution agreement with the Distribution Agent (the “Distribution Agent Agreement”) providing for, among other things, (i) the payment of the Distribution to the holders of EWS Common Shares in accordance with this Article III and the Distribution Agent Agreement and (ii) the designation of SNI as a third-party beneficiary.
          (c) EWS and SNI shall deliver to the Distribution Agent (i) share certificates representing (or book-entry transfer authorizations for) all of the outstanding SNI Common Shares to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, SNI shall provide to the Distribution Agent all certificates for shares (or book-entry transfer authorizations) of SNI Common Shares that the Distribution Agent shall require in order to further effect the Distribution.
          (d) Each of EWS and SNI shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party or member of its Group, each of the Ancillary Agreements and any other document necessary to effect the Separation transactions contemplated hereby.
          (e) EWS shall establish the Record Date and, to the extent possible, give the NYSE not less than ten days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

          (f) Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.
          (g) The Parties shall take all actions and make all filings, as EWS, in consultation with SNI but ultimately in its sole and absolute discretion, determines is necessary or appropriate, to cause the transfer or issuance of all material Assets or Consents in order for EWS and SNI to operate their respective Businesses independently of each other in the manner contemplated hereunder and under the Ancillary Agreements.
          (h) SNI shall prepare, file and use commercially reasonable efforts to make effective an application for listing of the SNI Class A Common Shares on the NYSE, subject to official notice of issuance. EWS shall cooperate and assist SNI, as reasonably requested by SNI, to make effective an application for listing of the SNI Class A Common Shares on the NYSE.
          (i) EWS shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution, (ii) the Distribution Date, (iii) the timing and conditions to the Distribution and (iv) the terms thereof. EWS may, at any time and from time to time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. EWS shall use good faith efforts to provide notice to SNI of any such change. EWS shall select the outside financial advisors, outside counsel, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion.
          (j) EWS and SNI shall take all actions necessary so that the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations shall be in effect at or prior to the Effective Time.
          (k) EWS and SNI shall take or cause to be taken all actions necessary to cause such number of SNI Common Voting Shares and SNI Class A Common Shares to be issued to SHBC prior to distribution of SNI Common Shares to EWS by SHBC contemplated by Section 2.02 as shall be necessary and sufficient to accomplish the Distribution.
          (l) EWS and SNI shall take all such actions as EWS, in consultation with SNI but ultimately in its sole and absolute discretion, determines is necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.
     SECTION 3.02. The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.02 shall be taken on the Distribution Date.
          (a) EWS shall effect the Distribution by causing all of the issued and outstanding SNI Common Shares beneficially owned by EWS to be distributed to record holders of EWS Common Shares as of the Record Date, other than with respect to EWS Common Shares held in the treasury of EWS, by means of a pro rata distribution of such SNI Common Shares to holders of EWS Common Shares, on the terms and subject to the conditions set forth in this Agreement.
          (b) Each record holder of EWS Common Shares on the Record Date (or such holder’s designated transferee or transferees), other than in respect of EWS Common Shares held in the treasury of EWS, will be entitled to receive in the Distribution, (i) one SNI Class A Common Share with respect to every one EWS Class A Common Share held by such record holder on the Record Date and (ii) one SNI Common Voting Share with respect to every one EWS Common Voting Share held by such record holder on the Record Date. EWS shall direct the Distribution Agent to distribute on the

Distribution Date or as soon as reasonably practicable thereafter the appropriate number of SNI Common Shares to each such record holder or designated transferee(s) of such holder of record.
          (c) EWS shall direct the Distribution Agent, to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of SNI Common Shares allocable to each holder of record of EWS Common Shares entitled to receive SNI Common Shares in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.
          (d) Any SNI Common Shares or cash, in lieu of fractional shares, with respect to SNI Common Shares that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to SNI. SNI shall hold such SNI Common Shares or cash for the account of such holder of record and any such holder of record shall look only to SNI for such SNI Common Shares or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.
     SECTION 3.03. Conditions to Distribution. The obligation of EWS to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver as provided herein, of each of the following conditions:
          (a) final approval of the Distribution shall have been given by the Board of Directors of EWS, and the Board of Directors of EWS shall have declared the distribution of SNI Common Shares, each such action in its sole and absolute discretion;
          (b) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no suspension, withdrawal or stop-order in effect with respect thereto and the SNI Information Statement shall have been mailed to EWS shareholders;
          (c) the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;
          (d) the SNI Class A Common Shares to be delivered in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;
          (e) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the Separation transactions, including the Pre-Distribution Transactions and the Distribution, or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect;
          (f) EWS shall have received (i) a private letter ruling issued by the Internal Revenue Service regarding the tax free status of the Separation transactions contemplated hereby, which shall not have been revoked or materially amended by the Internal Revenue Service, and (ii) a tax opinion from Baker & Hostetler LLP, in form and substance satisfactory to EWS and dated the date of the Distribution, to the effect that the Separation transactions contemplated hereby will qualify as transactions that are generally tax free under Section 355 of the Code;
          (g) EWS shall have established the Record Date and shall have given the NYSE not less than ten days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act;
          (h) the Distribution shall not violate or result in a breach of Law or any material agreement of any Party or member of its Group;
          (i) all Consents required in connection with the Separation transactions contemplated hereby and the approval of the holders of EWS Common Voting Shares as set forth in the Proxy Statement shall have been received and be in full force and effect, and EWS shall have received an opinion from Baker & Hostetler LLP, in form and substance satisfactory to EWS and dated the date of the Distribution, with respect to the Law of Ohio governing the rights of holders of EWS Common Shares to vote on the Separation transactions;
          (j) the Pre-Distribution Transactions shall have been consummated in accordance with Article II;
          (k) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with at, as of or prior to the Effective Time;
          (l) the Board of Directors of EWS shall have not determined, in its sole and absolute discretion, that any event or development shall have occurred or exists that makes it inadvisable to effect the Distribution; and
          (m) the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations shall be in effect.
Each of the foregoing conditions is for the sole benefit of EWS and it may, in its sole and absolute discretion, determine the satisfaction or non-satisfaction of such conditions and, upon authorization of the EWS Board in its sole and absolute discretion, waive, in whole or in part, any of conditions set forth in clauses (e), (f), (h), (i), (j), and (k). Any such determination made by EWS prior to the Distribution concerning the satisfaction or full or partial waiver of any or all of the conditions set forth in this Section 3.03 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.
ARTICLE IV
SURVIVAL AND INDEMNIFICATION
     SECTION 4.01. Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation transactions, including the Pre-Distribution Transactions and the Distribution.
     SECTION 4.02. Indemnification by SNI. SNI shall indemnify, defend, release and hold harmless EWS, each member of the EWS Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “EWS Indemnified Parties”), from and against any and all Losses or Liabilities of the EWS

Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):
          (a) the failure of SNI or any other member of the SNI Group or any other Person to pay, perform or otherwise promptly discharge any SNI Liability or any contract, agreement or arrangement included in the SNI Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;
          (b) any SNI Liability, any SNI Asset or the SNI Business, whether arising prior to, on or after the Distribution Date;
          (c) any breach by SNI or any member of the SNI Group of this Agreement;
          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in or necessary to make the statements therein not misleading, contained in (i) the Registration Statement, except to the extent set forth in Section 4.03(e), (ii) any other public filings made by SNI after the date hereof and (iii) the Proxy Statement, but only with respect to the information contained in the Proxy Statement that is set forth on Schedule 4.02(d); and
          (e) the failure by SNI to perform in connection with any Delayed Transfer Asset or Liability held by EWS for SNI’s benefit pursuant to Section 5.01(b).
     SECTION 4.03. Indemnification by EWS. EWS shall indemnify, defend, release and hold harmless SNI, each member of the SNI Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SNI Indemnified Parties,” and, together with EWS Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses or Liabilities of the SNI Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):
          (a) the failure of EWS or any other member of the EWS Group or any other Person to pay, perform or otherwise promptly discharge any EWS Liability or any contract, agreement or arrangement included in the EWS Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;
          (b) any EWS Liability, EWS Asset or the EWS Business, whether arising prior to, on or after the Distribution Date;
          (c) any breach by EWS or any member of the EWS Group of this Agreement;
          (d) the failure by EWS to perform in connection with any Delayed Transfer Asset or Liability held by SNI for EWS’s benefit pursuant to Section 5.01(b); and
          (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in or necessary to make the statements therein not misleading, contained in (i) the Proxy Statement, except to the extent set forth in Section 4.02(d), (ii) any other public filings made by EWS after the date hereof and (iii) the SNI Information Statement, but only with respect to the information contained in the SNI Information Statement that is set forth on Schedule 4.03(e).

     SECTION 4.04. Insurance.
          (a) Each of EWS and SNI shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any member of its Group is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.
          (b) The amount of any Loss subject to indemnification or contribution pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification and contribution provisions) by virtue of the indemnification and contribution provisions hereof.
     SECTION 4.05. Procedures for Indemnification of Third-Party Claims.
          (a) If an Indemnified Party shall receive notice of the assertion by any Person who is not a member of the EWS Group or the SNI Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within 30 days after such Indemnified Party received notice of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
          (b) Other than in the case of a Shared Contingent Loss as addressed in Sections 4.05(f) and 4.05(g), an Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 4.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.
          (c) Other than in the case of a Shared Contingent Loss, as addressed in Sections 4.05(f) and 4.05(g), if an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.05(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided, that in the event of any such failure to notify, the Indemnifying Party may thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the cost and expense of such Indemnified Party in defending such Third-Party Claim incurred from the last day of the notice period under Section 4.05(b) until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).
          (d) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim that is not a Shared Contingent Loss without the consent of the Indemnifying Party. No Indemnified Party may settle or compromise any Third Party Claim that is a Shared Contingent Loss without the consent of the Indemnifying Party that is entitled to or has assumed the defense of such Third Party Claim.
          (e) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.05(b) or Section 4.05(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, in the case of a Third-Party Claim that is not a Shared Contingent Loss, the Indemnifying Party shall not have the right to admit culpability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from Liability with respect to such Third-Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy, in each case without the express prior consent of the Indemnified Party (not to be unreasonably withheld or delayed). In the case of a Third-Party Claim that is a Shared Contingent Loss, the Indemnifying Party that has assumed the defense of such Third-Party Claim (i) shall not compromise or settle such Third-Party Claim without the consent of the Indemnified Party unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from Liability with respect to such Third-Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement and (ii) shall not consent to entry of any judgment or enter into any settlement of such Third-Party Claim without the consent of the Indemnified Party if the effect thereof is (x) to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnified Party, (y) to admit culpability on behalf of the Indemnified Party or (z) to subject the Indemnified Party to any non-monetary remedy; provided, however, the Indemnifying Party shall not need to obtain the consent of the Indemnified Party if the Indemnified Party is insolvent.
          (f) If the Indemnifying Party receiving any notice pursuant to Section 4.05(a) or the Indemnified Party believes that the Third-Party Claim is or may be a Shared Contingent Loss, such Indemnified Party or other Party may make a Determination Request at any time following any notice given by the Indemnified Party to the Indemnifying Party. EWS shall be entitled (but not obligated) to assume the defense of such Third-Party Claim as if it were the Indemnifying Party hereunder until a determination on whether such Third-Party Claim is a Shared Contingent Loss. In any such event, EWS shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgment is made as to the status of the Third-Party Claim; provided, that, if such Third-Party Claim is determined to be a Contingent Loss of EWS, EWS shall be responsible for all such costs and expenses and if such Third-Party Claim is determined to be a Shared Contingent Loss, such costs and expenses shall be shared as provided in Section 4.05(g). If it is determined by the Parties or the Contingent Claim Committee that the Third-Party Claim is a Shared Contingent Loss, the Indemnifying Party determined to have a majority of the Shared Percentage of such Shared Contingent Loss shall assume the defense of such Third-Party Claim; provided, that such Indemnifying Party is solvent. If the Indemnifying Party with a majority of the Shared Contingent Loss is insolvent, the Indemnifying Party with less than a majority of the Shared Contingent Loss shall be entitled (but not obligated) to assume the defense of such Third-Party Claim.
          (g) The costs and expenses of assuming the defense of any Third-Party Claim that is a Shared Contingent Loss (subject to Section 4.05(c)), and/or seeking to settle or compromise (subject to Section 4.05(d)) shall be included in the calculation of the amount of the applicable Shared Contingent Loss in determining the reimbursement obligations of the other Party with respect thereto pursuant to Section 6.03. Except as contemplated by the last sentence of Section 4.05(f), any Indemnified Party in respect of a Shared Contingent Loss shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnified Party.
     SECTION 4.06. Additional Matters.
          (a) Any claim with respect to a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.
          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV.

          SECTION 4.07. Contribution. In the event that the foregoing indemnity is unenforceable under applicable laws, the Party from whom such indemnity is sought agrees to contribute, in accordance with this Section 4.07, to any Losses incurred in connection with the transaction or transactions for which such indemnity is sought. For such Losses referred to in Section 4.02 or Section 4.03, as the case may be, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the respective Parties. For any other Losses, and if the allocation provided by the immediately preceding sentence is unavailable for any reason, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect not only such relative benefit but also the relative fault of the Party from which indemnity is sought in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.
          SECTION 4.08. Survival of Indemnities. The rights and obligations of each of EWS and SNI and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.
          SECTION 4.09. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.
          SECTION 4.10. Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement (other than the Transition Services Agreement) contains any indemnification obligation or contribution obligation relating to any EWS Liability, EWS Asset, SNI Liability or SNI Asset contributed, assumed, retained, assigned, licensed, transferred, delivered or conveyed pursuant to such Ancillary Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such EWS Liability, EWS Asset, SNI Liability or SNI Asset and instead the indemnification obligations or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such EWS Asset, EWS Liability, SNI Asset or SNI Liability.
ARTICLE V
CERTAIN COVENANTS
     SECTION 5.01. Effect of the Separation.
          (a) Separation of Assets or Liabilities.
          (i) The Parties acknowledge that the Separation, subject to the terms and conditions hereof and of the Ancillary Agreements, will result in (A) SNI directly or indirectly operating the SNI Group and the SNI Business, owning the SNI Assets and retaining and continuing to be liable for the SNI Liabilities and (B) EWS directly or indirectly operating the EWS Group and the EWS Business, owning the EWS Assets and retaining and continuing to be liable for the EWS Liabilities.
          (ii) Pursuant to the Separation, SNI, or a member of the SNI Group, shall remain and be the sole owner, and shall have exclusive right, title and interest in and to, all SNI Assets. Concurrently therewith, SNI, or a member of the SNI Group, shall remain solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the SNI Liabilities in accordance with their respective terms. Pursuant to the Separation, EWS, or a member of the EWS Group, shall remain the sole owner, and shall have exclusive right, title and interest in and to, all EWS Assets. Concurrently therewith, EWS, or a member of the EWS Group, shall remain and be solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the EWS Liabilities in accordance with their respective terms. From and after the Effective Time, SNI or a member of the SNI Group shall be solely responsible for all SNI Liabilities and EWS or a member of the EWS Group shall be solely responsible for all EWS Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by any member of the EWS Group or SNI Group or their respective directors, officers, employees, or agents, against any member of the EWS Group or the SNI Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the EWS Group or the SNI Group or any of their respective directors, officers, employees, or agents, as the case may be. Notwithstanding anything herein to the contrary, this Section 5.01(a)(ii) shall not apply to any Assets or Liabilities contributed, assigned, licensed, transferred, conveyed, delivered or assumed under any Ancillary Agreement, which shall be governed by the terms thereof.
          (iii) Subject to any Ancillary Agreement and to the extent that prior to the Effective Time, (A) any member of the EWS Group owns or is in possession of any SNI Asset or any member of the SNI Group owns or is in possession of any EWS Asset or (B) EWS is liable to any third party for any SNI Liability or SNI is liable to any third party for any EWS Liability, EWS and SNI shall, and shall cause the respective members of their respective Groups to, cooperate and use their respective commercially reasonable efforts to attempt to obtain the necessary Consents to, and shall, contribute, assign, transfer, convey or deliver any EWS Asset or SNI Asset, as the case may be, or assume any EWS Liability or SNI Liability, as the case may be, such that, on or prior to the Effective Time, SNI or a member of the SNI Group owns and is in possession of the SNI Assets and attempts to be solely liable for the SNI Liabilities and EWS or a member of the EWS Group owns and is in possession of the EWS Assets and attempts to be solely liable for the EWS Liabilities.
          (b) Delayed Transfer of Assets or Liabilities. To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption required pursuant to Section 5.01 shall not have been consummated as of the Effective Time, whether by its terms or by operation of Law (any such Asset or Liability, a “Delayed Transfer Asset or Liability”)) and subject to any Ancillary Agreement: (i) EWS and SNI thereafter shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Effective Time as shall be practicable; (ii) EWS shall thereafter, with respect to any such SNI Asset, use commercially reasonable efforts, with the costs of EWS related thereto to be promptly reimbursed by SNI, to hold such SNI Asset in trust for the use and benefit of SNI or the applicable members of its Group and, with respect to any such SNI Liability, retain such SNI Liability for the account of SNI or the applicable members of its Group; and (iii) SNI shall thereafter, with respect to any such EWS Asset, use commercially reasonable efforts, with the costs of SNI related thereto to be promptly reimbursed by EWS, to hold such EWS Asset in trust for the use and benefit of EWS or the applicable members of its Group and, with respect to any such EWS Liability, to retain such EWS Liability for the account of EWS or the applicable members of its Group; in each case in order to place each Party or the applicable members of its Group, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset or Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that neither any member of the EWS Group (with respect to any SNI Asset or SNI Liability) nor any member of the SNI Group (with respect to any EWS Asset or EWS Liability) shall be required to take any action pursuant to this clause that would, or could reasonably be expected to, result in any financial obligation to it or any restriction on its business or operations, except as may be required in any Ancillary Agreement). To the extent that SNI or any member of its Group is provided the use or benefit of any SNI Asset or has any SNI Liability held for its account pursuant to this Section 5.01(b), SNI shall perform or cause the other member of its Group to perform, for the benefit of EWS or any member of its Group and any third Person, the obligations of EWS or any member of its Group thereunder or in connection therewith, or as may be directed by EWS and if SNI or any member of its Group shall fail to perform to the extent required herein, SNI shall hold EWS and the members of its Group harmless and indemnify EWS and the members of its Group therefor. To the extent that EWS or any member of its Group is provided the use or benefit of any EWS Asset or has any EWS Liability held for its account pursuant to this Section 5.01(b), EWS shall perform or cause the other member of its Group to perform, for the benefit of SNI or any member of its Group and any third Person, the obligations of SNI thereunder or in connection therewith, or as may be directed by SNI and if EWS or any member of its Group shall fail to perform to the extent required herein, EWS shall hold SNI and the members of its Group harmless and indemnify SNI and the members of its Group therefor. Each Party shall, or shall cause members of its Group to, as and when any such Delayed Transfer Asset or Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable by such Party, effect such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, as promptly as practicable thereafter.
          (c) Assignment of Certain Agreements. Subject to the Ancillary Agreements and to Section 5.01(f) hereof, (i) EWS shall or shall cause members of its Group to, assign to SNI all of its right, title and interest under the agreements comprising SNI Assets, as set forth on Schedule 5.01(c)(i) attached hereto, and (ii) SNI shall or shall cause members of its Group to, assign to EWS all of its right, title and interest under the agreements comprising EWS Assets, as set forth on Schedule 5.01(c)(ii) attached hereto, and each Party shall or shall cause members of its Group to, execute and deliver any and all instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge of the other Party and the members of its Group from its respective obligations with respect to such agreements.
          (d) Termination of Certain Agreements. Subject to Section 5.01(e), all contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the EWS Group, on the one hand, and any member of the SNI Group, on the other hand, in existence on or prior to the Distribution Date, shall be automatically terminated by the Parties at the Effective Time without any further action needed by either such party, except (i) for (A) such agreements specifically set forth on Schedule 5.01(d) attached hereto, (B) this Agreement and (C) each Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups), (ii) for any contracts, licenses, agreements, commitments or other arrangements to which any Person is a party in addition to either Party or any member of either Group or (iii) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, including any retroactive cure or applicability provisions agreed to by the Parties. Except as expressly provided in Section 5.01(e), from and after the Distribution Date, no member of either Group shall have any rights or obligations under any such terminated contract, license, agreement, commitment or arrangement with any member of the other Group.
          (e) Settlement of Inter-Group Indebtedness. The Parties shall use their commercially reasonable efforts to settle all Inter-Group Indebtedness on or prior to the Distribution Date and, in any event, shall settle all Inter-Group Indebtedness no later than the 60th day following the Distribution Date.

          (f) Mixed Contracts; Mixed Accounts.
          (i) Unless the Parties agree otherwise (including as contemplated by the Transition Services Agreement), any agreement to which any member of the EWS Group or the SNI Group is a party prior to the Effective Time that inures to the benefit or burden of both of the EWS Business and the SNI Business, including each such agreement set forth on Schedule 5.01(f) (a “Mixed Contract”), shall be assigned in part to SNI or one of the members of its Group, or to EWS or one of the members of its Group, as the case may be, if so assignable, prior to or as of the Effective Time, such that each Party or its respective Group members shall be entitled to the rights and benefits thereof and shall assume the related portion of any obligations thereunder and any Liabilities inuring to their respective Businesses; provided, however, that in no event shall either Party be required to assign any Mixed Contract in its entirety. If any Mixed Contract cannot be so partially assigned, EWS and SNI shall, and shall cause each of their respective Group members to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Contract that relates to the SNI Business to be enjoyed by SNI or a member of the SNI Group; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the SNI Business to be borne by SNI or a member of the SNI Group; (C) the Assets associated with that portion of each Mixed Contract that relates to the EWS Business to be enjoyed by EWS or a member of the EWS Group; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the EWS Business to be borne by EWS or a member of the EWS Group; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the termination of the applicable Mixed Contract.
          (ii) Except as may otherwise be agreed by the Parties, neither Party shall seek and it shall not permit its Group members to assign any accounts receivable or accounts payable relating to both the EWS Business and the SNI Business (“Mixed Accounts”). EWS and SNI shall, and shall cause each of their respective Group members to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Account that relates to the EWS Business to be enjoyed solely by EWS or a member of the EWS Group; (B) the Liabilities associated with that portion of each Mixed Account that relates to the EWS Business to be borne solely by EWS or a member of the EWS Group; (C) the Assets associated with that portion of each Mixed Account that relates to the SNI Business to be enjoyed solely by SNI or a member of the SNI Group; and (D) the Liabilities associated with that portion of each Mixed Account that relates to the SNI Business to be borne solely by SNI or a member of the SNI Group; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate no later than the second anniversary of the Distribution Date.
          (iii) Nothing in this Section 5.01(f) shall require any member of either Group to make any payment, incur any obligation or grant any concession to any third party in order to effect any transaction contemplated by this Section 5.01(f).
          (g) Separated Employees. Immediately prior to the Effective Time, (i) each Person who is an officer or employee of any member of the SNI Group and an officer or employee of any member of the EWS Group (a “Separated Employee”), and who is to continue as an officer, director or employee of any member of the SNI Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the EWS Group and (ii) each such Separated Employee who is to continue as an officer, director or employee of any member of the EWS Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the SNI Group.

     SECTION 5.02. Governmental Consents. After the Effective Time, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents of or issued by Governmental Authorities required for the members of its Group to operate its Business. The members of the SNI Group and the members of the EWS Group shall cooperate and use all commercially reasonable efforts to attempt to secure the transfer or issuance of such Consents.
     SECTION 5.03. Additional Consents. In addition to the actions described in Section 5.02, the members of the EWS Group and the members of the SNI Group shall cooperate to make all other filings and to give notice to and attempt to obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Effective Time by this Agreement and the Ancillary Agreements.
     SECTION 5.04. Further Assurances.
          (a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Without limiting the foregoing, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to attempt to obtain all Consents, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as either Party may request to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any SNI Asset from any member of the EWS Group to any member of the SNI Group and the assumption of any SNI Liability by any member of the SNI Group and (ii) the transfer of any EWS Asset from any member of the SNI Group to any member of the EWS Group and the assumption of any EWS Liability by any member of the EWS Group, and the other transactions contemplated hereby and thereby; provided that neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.
          (c) EWS and SNI, in their respective capacities as direct and indirect stockholders of their respective Group members, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by EWS and SNI, or any of their respective Group members, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreements.
          (d) Each of the Parties shall, and shall cause each of the members of their respective Groups, at the request of the other, to use its commercially reasonable efforts to attempt to obtain, or to attempt to cause to be obtained, any Consent, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses or other Liabilities of any nature whatsoever that constitute SNI Liabilities or EWS Liabilities, as the case may be, or to attempt to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the SNI Group or the EWS Group, as the case may be, so that, in any such case, such Group will be solely responsible for all such Liabilities.

          (e) In the event that at any time and from time to time (whether prior to, at or after the Effective Time), any member of the EWS Group shall receive or otherwise possess any SNI Asset, EWS shall or shall cause such member of the EWS Group to promptly transfer such SNI Asset to SNI or its designee.
          (f) In the event that at any time and from time to time (whether prior to, at or after the Effective Time), any member of the SNI Group shall receive or otherwise possess any EWS Asset, SNI shall or shall cause such member of the SNI Group to promptly transfer such EWS Asset to EWS or its designee.
     SECTION 5.05. Certain Business Matters.
          (a) Following the Effective Time and except as set forth in any Ancillary Agreement, no member of either Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) conducting its business with any potential or actual supplier or customer of any member of the other Group or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the Group.
          (b) Each of EWS and SNI is aware that from time to time certain business opportunities may arise that more than one Group may be financially able to undertake, and that are, from their nature, in the line of more than one Group’s Business and are of practical advantage to more than one Group. In connection therewith, the Parties agree that, following the Effective Time, if either EWS or SNI acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither EWS nor SNI shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.
          (c) For a period of two years following the Distribution Date, neither Party shall, nor shall they permit any of their respective Group members to, solicit to employ or employ any of the employees of the other Party or its Group members so long as those employees remain employed by the other Party or its Group members, without obtaining the prior written consent of the other Party. The Parties agree that the restrictions set forth in the immediately preceding sentence shall not apply to any solicitation of any employee or employment of any employee of one Party or its Group members who (i) initially contacted the other Party, or its Group members or their representatives on his or her own initiative without any solicitation by such Party, or its Group members or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the Business or (iii) was referred to such Party, or its Group members or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by such Party, or its Group members or their representatives to solicit such employee.
     SECTION 5.06. Settlement of Certain Insurance Claims.
          (a) The Parties acknowledge and agree that following the Distribution Date, members of the SNI Group may make claims arising out of occurrences or events that occurred prior to the Distribution Date against “occurrence-based” insurance policies of EWS, in accordance with the terms and subject to the conditions of such policies. EWS shall be responsible in accordance with reasonable instructions provided by SNI, to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of SNI.

          (b) All pending Related Claims and Unrelated Claims, including (i) those claims settled for which payment has not been received and (ii) those claims referred to in Section 5.06(a), shall be covered under EWS insurance policies, in accordance with the terms and subject to the conditions of such policies. On and after the Distribution Date, each Party shall maintain its own respective insurance policies to cover its own respective claims related to occurrences on or after the Distribution Date on a “going-forward” basis.
          (c) Notwithstanding anything in this Section 5.06 to the contrary, to the extent that the Employee Matters Agreement contains any provisions relating to the subject matter covered in this Section 5.06, the applicable provisions of this Section 5.06 shall not apply to such subject matter and the applicable provisions of the Employee Matters Agreement shall govern with regard to such subject matter.
     SECTION 5.07. Directors and Officers and Fiduciary Liability Policies. EWS shall maintain its current directors and officers and fiduciary liability insurance policies and EWS shall have no obligation to purchase any additional insurance to provide coverage for any claims alleging wrongful acts against directors and officers or fiduciaries prior to, on or after the Distribution Date.
     SECTION 5.08. Contribution in Respect of Dissenters’ Rights Claims. If any shareholder of EWS makes a dissenters’ rights claim pursuant to Sections 1701.76 and 1701.85 of the Ohio Revised Code for payment of the fair cash value of EWS shares, then SNI agrees to contribute to any Losses incurred by EWS in such proportion as is appropriate to reflect a pro rata allocation between EWS and SNI for the entirety of all such dissenters’ right claims by EWS shareholders based upon the ratio that the per share price for one EWS Class A Common Share and one SNI Class A Common Share bear to one another based on the average selling prices for the first ten days of “regular way” trading of the SNI Class A Common Shares on the NYSE after the Distribution Date.
ARTICLE VI
CONTINGENT RECOVERIES AND CONTINGENT LOSSES
     SECTION 6.01. Contingent Recoveries.
          (a) EWS shall have the sole and exclusive right to any benefit received with respect to any Exclusive EWS Contingent Recovery. EWS shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive EWS Contingent Recovery.
          (b) SNI shall have the sole and exclusive right to any benefit received with respect to any Exclusive SNI Contingent Recovery. SNI shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive SNI Contingent Recovery.
          (c) Any benefit that may be received from any Shared Contingent Recovery shall be shared between EWS and SNI in proportion to the Shared EWS Percentage and the Shared SNI Percentage, respectively, and shall be paid in accordance with Section 6.04. If it is determined by the Parties or the Contingent Claim Committee that a Contingent Recovery is a Shared Contingent Recovery, the Party determined to have a majority of the Shared Percentage of such Shared Contingent Recovery shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to such Shared Contingent Recovery; provided, that such Party is solvent. If the Party determined to have a majority of the Shared Percentage of such Shared Contingent Recovery is insolvent, the other Party shall be entitled (but not obligated) to assume the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to such Shared Contingent Recovery. Except as set forth in the preceding sentence, the Party with a minority interest in such Shared Contingent Recovery shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of the other Party. The Party with a majority of the Shared Percentage of such Shared Contingent Recovery (or the other Party if such Party is insolvent) shall use its commercially reasonable efforts to notify the other Party in the event that it commences an Action with respect to a Shared Contingent Recovery; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Party against such Party or affect any other provision of this Section 6.01. The Party with a majority of the Shared Percentage of such Shared Contingent Recovery (or the other Party if such Party is insolvent) may elect not to pursue any Shared Contingent Recovery for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Party or any business reasons that are in the best interests of such Party or a member of such Party’s Group, without regard to the best interests of any member of the other Group) and no member of the Group of the Party with a majority interest in such Shared Contingent Recovery (or the other Party if such Party is insolvent) shall have any liability to any Person (including any member of the other Group) as a result of any such determination.
          (d) In the event of any dispute as to whether any claim or right is a Contingent Recovery or whether any Contingent Recovery is a Shared Contingent Recovery, an Exclusive EWS Contingent Recovery or an Exclusive SNI Contingent Recovery, EWS may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that EWS commences any such prosecution or assertion and, upon resolution of the dispute, it is determined hereunder that SNI has the exclusive right to such claim or right, EWS shall, promptly upon the request of SNI, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to SNI. In such event, SNI will reimburse EWS for all costs and expenses reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.
     SECTION 6.02. Exclusive Contingent Losses. Each Exclusive Contingent Loss shall constitute a Liability for which indemnification is provided by EWS or SNI, as the case may be, pursuant to Article IV and shall be subject to the procedures set forth in Article IV with respect thereto.
     SECTION 6.03. Shared Contingent Losses.
          (a) As set forth in Section 4.05(g) and subject to Section 4.05(f), any Third-Party Claim that is a Shared Contingent Loss, and the costs and expenses thereof, shall be included in the calculation of the amount of the applicable Shared Contingent Loss in determining the reimbursement obligations of the other Party with respect thereto pursuant to this Section 6.03.
          (b) Each of EWS and SNI shall be responsible for its Shared Percentage of any Shared Contingent Loss. It shall not be a defense to any obligation by any Party to pay any amount in respect of any Shared Contingent Loss that such Party was not consulted in the defense thereof, that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Loss was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 4.05(e), such settlement was effected without the consent or over the objection of such Party).
     SECTION 6.04. Payments. Any amount owed in respect of (a) any Shared Contingent Losses (including reimbursement for the cost or expense of defense of any Third-Party Claim that is a Shared

Contingent Loss), or (b) any Shared Contingent Recoveries (including reimbursement for the costs or expenses to commence, prosecute or settle matters with respect to a Shared Contingent Recovery), pursuant to this Article VI shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party owing such amount.
     SECTION 6.05. Procedures to Determine Status of Contingent Loss or Contingent Recovery.
          (a) EWS and SNI shall form the Contingent Claim Committee (the “Contingent Claim Committee”) consisting of a total of two persons, comprised of the general counsel (or his or her respective delegate) from each of the respective Parties.
          (b) With respect to the Actions set forth on Schedule 6.05(b), and with respect to any other matters not set forth on Schedules 1.01(b) through 1.01(g) (regardless of whether such matters are currently pending but not set forth on such Schedules or are asserted or filed hereafter), the Contingent Claim Committee shall be responsible for determining whether:
          (i) any claim or right is a Contingent Recovery;
          (ii) any Contingent Recovery is a Shared Contingent Recovery, an Exclusive EWS Contingent Recovery or an Exclusive SNI Contingent Recovery;
          (iii) any Liability is a Contingent Loss; or
          (iv) any Contingent Loss is a Shared Contingent Loss, an Exclusive EWS Contingent Loss or an Exclusive SNI Contingent Loss.
The Contingent Claim Committee shall also be responsible for determining the Shared SNI Percentage and the Shared EWS Percentage in connection with Shared Contingent Recoveries and Shared Contingent Losses.
          (c) (i) The Parties shall refer any Shared Contingent Recovery or Shared Contingent Loss to the Contingent Claim Committee to determine the Shared SNI Percentage and the Shared EWS Percentage in connection with such Shared Contingent Recovery or Shared Contingent Loss and (ii) any of the Parties may refer any potential Contingent Recoveries or Contingent Losses to the Contingent Claim Committee for resolution as described in this Section 6.05. The Contingent Claim Committee’s determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on all of the Parties and their respective successors and assigns. If the Contingent Claim Committee cannot reach a unanimous determination as to (i) the appropriate allocation of Contingent Recoveries or Contingent Losses between the Parties in connection with Shared Contingent Recoveries or Shared Contingent Losses, respectively, or (ii) as to the nature or status of any such Contingent Losses or Contingent Recoveries, within thirty (30) days after such referral, then the issue shall be subject to the procedures set forth in Section 10.08 of this Agreement.
     SECTION 6.06. Certain Case Allocation Matters. The Parties agree that if any Action not set forth on Schedules 1.01(b) through 1.01(g) involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Losses of two or more Parties, they will use their commercially reasonable efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses) shall be treated as Exclusive Contingent Losses of the appropriate Party and so that each Party shall have the rights and obligations with respect to each such claim (including pursuant to Article IV) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, this Section 6.06 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.
     SECTION 6.07. Survival. The provisions set forth in this Article VI related to the sharing of Contingent Recoveries and Contingent Losses shall survive the Distribution Date indefinitely.
ARTICLE VII
ACCESS TO INFORMATION
     SECTION 7.01. Agreement for Exchange of Information.
          (a) Each of EWS and SNI, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time before, on or after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 7.01(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 7.01(a) in a manner that mitigates any such harm or consequence to the extent practicable. The Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any Information as contemplated by this Section 7.01(a).
          (b) Following the Effective Time each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.
          (c) Until March 1, 2010, each Party shall use its commercially reasonable efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their audit of annual financial statements and review of quarterly financial statements.
          (d) In order to enable the principal executive officer or officers and principal financial officer or officers of either Party to make the certifications required of them under SOX §302 with respect to any fiscal period ended in which any member of its Group was a subsidiary of the other Party, no later than the 15th day of the month following each such fiscal quarter end, the other Party shall cause its officers or employees to provide such Party with the certification statements with respect to such quarter or portion thereof of such officers and employees to those officers and employees of the other Party, in substantially the same form and manner as such officers or employees provided such certification statements prior to the Distribution Date, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by any of the Separation transactions.

     SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     SECTION 7.03. Compensation for Providing Information. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.
     SECTION 7.04. Record Retention. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, each Party shall use its commercially reasonable efforts to retain, in accordance with such Party’s record retention policies in effect from time to time and applicable to such Information, all significant Information in such Party’s possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of seven years following the Distribution Date, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 7.04 in a manner that avoids any such harm or consequence. EWS and SNI intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.
     SECTION 7.05. Limitation of Liability. Notwithstanding Article IV, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party if any Information is disposed of or destroyed after using its commercially reasonable efforts in accordance with the provisions of Section 7.04.
     SECTION 7.06. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 7.01 through Section 7.07 shall not apply to matters governed by the Tax Allocation Agreement or the Transition Services Agreement.
     SECTION 7.07. Production of Witnesses; Records; Cooperation.
          (a) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.
          (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
          (c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.
          (d) Without limiting any provision of this Section 7.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, at the other Party’s sole cost and expense, with the other Party and each member of its respective Group in the defense of any claim that the Business of the other Party or its Group members infringes upon or misappropriates third Person Intellectual Property.
          (e) The obligation of the Parties to provide witnesses pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents (subject to the exception set forth in the first sentence of Section 7.07(a)).
          (f) In connection with any matter contemplated by this Section 7.07, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
     SECTION 7.08. Confidentiality.
          (a) General. Each Party acknowledges that such Party has in its possession, and in connection with this Agreement and the Ancillary Agreements such Party will receive, Information of the other Party that is not available to the general public and may constitute, contain or include material non-public Information of the other Party. Subject to Section 7.08(c) and Section 7.08(d), as of the Distribution Date, each Party, on behalf of itself and each other member of its Group, agrees to hold, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information (including

Information received or obtained pursuant to Section 7.01) concerning the other Party (or its Business) and the other members of such other Party’s Group (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other members of such other Party’s Group or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (x) is or becomes available to the general public, other than as a result of a disclosure by such Party or the other members of such Party’s Group or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (y) was or becomes available to such Party or the other members of such Party’s Group on a non-confidential basis from a source other than the other Party or the other members of such other Party’s Group, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or the other members of such Party’s Group by a contractual, legal or fiduciary obligation; or (z) is independently generated by such Party or the other members of such Party’s Group without use of or reference to any proprietary or confidential Information of the other Party.
          (b) No Release, Compliance with Law, Return or Destruction. Following the Effective Time, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other Party to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement or the Ancillary Agreements, and except in compliance with Section 7.08(c). Each Party shall advise its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Effective Time, each Party shall, and shall cause, its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Effective Time, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party.
          (c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Effective Time, either Party or any of its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information of the other Party pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.
          (d) Certain Standards and Exceptions.
          (i) Nothing in this Agreement shall be construed to limit or prohibit either Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any Information similar to or competitive with the Information contemplated by or embodied in the other Party’s confidential, non-public and proprietary Information, provided that in connection with such creation, development, or acquisition such Party does not violate any of its obligations under this Agreement or any other agreement with the other Party. Notwithstanding the foregoing, neither Party shall, nor shall it assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the other Party’s confidential, non-public and proprietary Information.
          (ii) Nothing in this Agreement shall limit either Party’s ability to market, develop and provide products or services to others that are functionally comparable to those of the other Party, whether or not based on the same general business practices, concepts, techniques and routines contemplated by or embodied in the other Party’s confidential, non-public and proprietary Information.
          (iii) “Residuals” means Information retained in the memory of an employee of one Party pertaining to or resulting from the performance of services for the other Party, excluding, however, Information deliberately memorized to classify it as Residuals. Notwithstanding anything to the contrary in this Section 7.08, either Party shall be free to use for any purpose Residuals of its employees resulting from their access to or work with Information of the other Party if such Party otherwise complies with its obligations not to disclose Information of the other Party to third parties in violation of this Section 7.08; provided, that this provision does not grant either Party a license to use the other Party’s Intellectual Property.
ARTICLE VIII
NO REPRESENTATION OR WARRANTY
     SECTION 8.01. No Representations or Warranties. Each Party, on behalf of itself and all members of its Group, understands and agrees that, except as expressly set forth herein or in any other Ancillary Agreement, (a) no member of the EWS Group, the SNI Group or any other Person is, in this Agreement, any Ancillary Agreement or in any other agreement or document, making any representation or warranty of any kind whatsoever, express or implied, to any party or any member of any group in any way with respect to any of the transactions contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, any EWS Assets, any EWS Liabilities, the EWS Business, any SNI Assets, any SNI Liabilities or the SNI Business, (b) each Party and each member of each Group shall take all of the assets, the business and liabilities transferred to or assumed by it pursuant to this Agreement or any Ancillary Agreement on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed, and (c) except as set forth in Section 10.01 and in any applicable Ancillary Agreement, none of EWS, SNI or any members of the EWS Group or SNI Group or any other person makes any representation or warranty with respect to the Pre-Distribution Transactions, the Separation, the Distribution or the entering into of this Agreement or the transactions contemplated hereby and thereby. Except as expressly set forth herein or in any other Ancillary Agreement, each Party and each member of each Group shall bear the economic and legal risk that any conveyances of assets shall prove to be insufficient or that the title of any member of any Group to any assets shall be other than good and marketable and free from encumbrances.
ARTICLE IX
TERMINATION
     SECTION 9.01. Termination. This Agreement may be terminated by EWS in its sole and absolute discretion at any time prior to the consummation of the Distribution.
     SECTION 9.02. Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Complete Agreement; Representations.
          (a) This Agreement, together with the exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
          (b) EWS represents on behalf of itself and SNI represents on behalf of itself as follows:
          (i) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
          (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.
     SECTION 10.02. Costs and Expenses. Except as expressly provided in this Agreement or any Ancillary Agreement, each Party shall bear its respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
     SECTION 10.03. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof.
     SECTION 10.04. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

        If to EWS or any member of the EWS Group, to:
The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3721
Attention: Timothy E. Stautberg, Senior Vice President and Chief Financial Officer
with a copy to:
The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3042
Attention: William Appleton, Senior Vice President and General Counsel
        If to SNI or any member of the SNI Group, to:
Scripps Networks Interactive, Inc.
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3729
Attention: Joseph G. NeCastro, Executive Vice President and Chief Financial Officer
with a copy to:
Scripps Networks Interactive, Inc.
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-5166
Attention: Anatolio B. Cruz III, Executive Vice President, Chief Legal Officer and Corporate Secretary
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.
     SECTION 10.05. Amendment, Modification or Waiver.
          (a) Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by EWS in its sole discretion by execution of a written amendment delivered to SNI. Subsequent to the Effective Time, this Agreement may only by amended, modified, waived, supplemented or superseded by an instrument signed by duly authorized signatories of the Parties.
          (b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     SECTION 10.06. No Assignment; Binding Effect; No Third-Party Beneficiaries.
          (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.
          (b) Except for the provisions of Article IV relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     SECTION 10.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     SECTION 10.08. Disputes.
          (a) Except as otherwise provided in Section 6.05 with regard to determinations to be made by the Contingent Claim Committee, and except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.
          (b) A Party that wishes to initiate the dispute resolution process shall send written notice to the other Party, in accordance with Section 10.04, with a summary of the controversy and a request to initiate these dispute resolution procedures. Each Party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as Information subject to the provisions of Section 7.08 developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described below or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications that are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The Parties agree to pursue resolution under this subsection for a minimum of 30 calendar days before requesting arbitration.
          (c) If the dispute is not resolved under the preceding subsection within 30 calendar days of the initial written notice, either Party may demand arbitration by sending written notice to the other Party. The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both Parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the Parties, and, if the Parties do not agree, the location shall be Cincinnati, Ohio; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Information subject to Section 7.08, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than 30 calendar days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five calendar days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties. Each Party to the dispute shall bear its own expenses arising out of the arbitration, except that the Parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.
          (d) The foregoing notwithstanding, each Party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.
     SECTION 10.09. Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
     SECTION 10.10. Ohio Forum. Subject to the prior exhaustion of the procedures set forth in Section 10.08, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement or any Ancillary Agreement (except to the extent any such Ancillary Agreement provides otherwise), or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, shall be tried and determined exclusively in the state or federal courts in the State of Ohio, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any such Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.
     SECTION 10.11. Interpretation; Conflict With Ancillary Agreements. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as specifically set forth in each Ancillary Agreement, the provisions of each Ancillary Agreement shall govern in the event of any conflict between any provision of this Agreement and that of the relevant Ancillary Agreement.
     SECTION 10.12. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE E. W. SCRIPPS COMPANY
By:	/s/ Richard A. Boehne
	Name:	Richard A. Boehne
	Title:	Executive Vice President and Chief Operating Officer

SCRIPPS NETWORKS INTERACTIVE, INC.
By:	/s/ Kenneth W. Lowe
	Name:	Kenneth W. Lowe
	Title:	Chairman, President and Chief Executive Officer